Exhibit 99.2

CONDOR
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE 68701
Phone (402) 371-2520
Hospitality Trust, Inc.	Phone (402) 371-4229
www.condorhospitality.com

Contact: Ms. Krista Arkfeld

Director of Corporate Communications

karkfeld@trustcondor.com

(402) 371-2520

Condor Hospitality Trust Closes Sale of Two Hotels as Part of Accelerated Strategy

NORFOLK, Neb., July 16, 2015—Condor Hospitality Trust, Inc. (NASDAQ), a real estate investment trust (REIT), announced today that it has closed on the previously announced sale of two hotels, a Comfort Inn Landmark and a Days Inn, both located in Alexandria, Va., for $19 million to Baywood Hotels, a privately held hotel ownership and management company.  The company retired $8.3 million in debt and the net proceeds will be used for general corporate purposes, including future acquisitions.

“We have accelerated our initiative to recycle capital from our portfolio of economy and economy extended-stay hotels in order to reinvest the capital as we create a portfolio of newer premium-branded, upper midscale and upscale select-service, extended-stay and limited-service hotels located primarily in the nation’s top 20-50 MSAs,” said Bill Blackham, Condor’s CEO.   “We currently have 17 being marketed for consideration of being sold including the two Alexandria hotels that just closed. As the lodging industry continues to enjoy continued

expansion, the economy sector is now experiencing compression on rate with increased demand and that has expanded the buyer interest and hotel values in this segment.”

“Condor has an active acquisition pipeline, and we anticipate continuing the accelerated pace of capital recycling which we project will further strengthen our balance sheet through debt reduction and increasing liquidity, thereby enhancing the strategy underway to significantly grow the company through acquiring a much higher quality portfolio with the objective of increasing shareholder value,” Blackham concluded.

ABOUT CONDOR HOSPITALITY

Condor Hospitality Trust is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium-branded select-service, extended stay and limited service hotels. The company currently owns 46 hotels comprising 19 states.  Condor Hospitality’s hotels are franchised by a number of the industry's most well-regarded brand families including Hilton, Choice and Wyndham. For more information or to make a hotel reservation, visit www.condorhospitality.com.  The company recently changed its name to Condor Hospitality Trust, Inc. from Supertel Hospitality, Inc.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company's filings with the Securities and Exchange Commission.